Exhibit 99.1

VOXWARE REGAINS COMPLIANCE WITH NASDAQ CAPITAL MARKET REQUIREMENTS

LAWRENCEVILLE, NJ — May 3, 2007 - Voxware, Inc. (NASDAQ: VOXW), a leading supplier of voice-driven solutions for the logistics workforce, announced today that the Company received a letter from The Nasdaq Stock Market Inc. indicating that the Company again satisfies Nasdaq Marketplace Rule 4310(c)(2)(B) for continued listing on The Nasdaq Capital Market as the Company has regained a minimum stockholders' equity of $2,500,000. In its recently filed Form 10-QSB for the period ended March 31, 2007, the Company reported stockholders' equity of $2,556,000. Accordingly, the hearing before the Nasdaq Listing Qualifications Panel scheduled for May 10, 2007 to appeal the March 23, 2007 determination by the Nasdaq staff to deny the Company continued listing on The Nasdaq Capital Market is no longer necessary and has been cancelled.

About Voxware

Voxware, Inc. (NASDAQ: VOXW), provides voice-driven logistics solutions that optimize the full spectrum of warehouse operations for greater accuracy, productivity and flexibility in supply chain execution.

Voxware’s corporate headquarters are in Lawrenceville, New Jersey, with operating offices in Cambridge, Massachusetts, the United Kingdom, Belgium and France. Additional information about Voxware can be obtained at http://www.voxware.com.

For Additional Information:

Investor Relations Contact:
Paul Commons
IR@voxware.com
609.514.4100

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause Voxware’s plans to differ or results to vary from those expected including the risks associated with Voxware’s need to introduce new and enhanced products and services in order to increase market penetration and the risk of obsolescence of its products and services due to technological change; Voxware’s need to attract and retain key management and other personnel with experience in providing integrated voice-based solutions for e-logistics, specializing in the supply chain sector; the potential for substantial fluctuations in Voxware’s results of operations; competition from others; Voxware’s evolving distribution strategy and dependence on its distribution channels; the potential that speech products will not be widely accepted; Voxware’s need for additional capital; and a variety of risks set forth from time to time in Voxware’s filings with the Securities and Exchange Commission. Voxware undertakes no obligation to publicly release results of any of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

Please visit our website at www.voxware.com for additional disclosures and further information